Exhibit 99.1
1st SECURITY BANK OF WASHINGTON AND
FS BANCORP, INC. ANNOUNCE COMPLETION
OF CONVERSION AND STOCK OFFERING

MOUNTLAKE TERRACE, WA (July 9, 2012) – FS Bancorp, Inc. announced today that it has become the holding company for 1st Security Bank of Washington (the “Bank”) in connection with the completion of the Bank’s conversion from the mutual to stock form of organization.  FS Bancorp has also completed its related public stock offering.  FS Bancorp’s common stock (CUSIP Number 30263Y 104) will begin trading on the Nasdaq Capital Market under the symbol “FSBW” on July 10, 2012.

FS Bancorp sold 3,240,125 shares of common stock at $10.00 per share, for gross offering proceeds of $32,401,250.  The offering was oversubscribed in the first category of the subscription offering by eligible account holders, whose valid orders were filled in accordance with the allocation procedures described in the prospectus and as set forth in the Bank’s plan of conversion.  Neither supplemental eligible account holders as of March 31, 2012, nor any other subscribers had their orders filled.

FS Bancorp will mail full or partial refunds due to subscribers as a result of the oversubscription of the stock offering and will mail stock certificates to investors commencing July 10, 2012.  If you were a subscriber in the first priority category and would like to confirm your allocation, allocation information is available online at https://allocations.kbw.com.  You may also contact the stock information center at (855) 824-9310 (toll free).  The stock information center will be open for this purpose from 8:00 a.m. until 4:00 p.m., Pacific time, through July 13, 2012.

The Bank’s Employee Stock Ownership Plan (“ESOP”) was unable to purchase any shares in the offering as a result of the oversubscription. As a result, the ESOP intends to purchase, subject to regulatory approval, up to 259,210 shares of FS Bancorp, Inc. common stock in the aftermarket, equal to 8.0% of the shares sold in the offering.  Directors and executive officers of the Bank also intend to purchase shares of FS Bancorp, Inc. common stock in the aftermarket to the extent that their orders were not filled as a result of the oversubscription.

Joseph C. Adams, the Chief Executive Officer of FS Bancorp and the Bank, stated “Our Board of Directors and employees are grateful for the strong support and interest in our offering from our depositors.  We will work hard to respect that support, using our best efforts to attain our bank’s strategic goals and, in the process, deliver long-term value to our new stockholders.”

1st Security Bank of Washington, headquartered in Mountlake Terrace, Washington, is a community-oriented financial institution offering traditional financial services within its local communities through its six full service branch locations and its administrative headquarters.  A new full service branch location is scheduled to open in the Capitol Hill area of Seattle, WA during the first quarter of 2013.

This press release contains certain forward-looking statements about the conversion and offering. These include statements regarding the anticipated mailing date of subscription refunds and stock certificates.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in processing subscription refunds and printing of stock certificates, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which FS Bancorp and the Bank are engaged.

The shares of common stock of FS Bancorp, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Contacts

FS Bancorp, Inc.
Joseph C. Adams, Chief Executive Officer
Matthew D. Mullet, Chief Financial Officer
425-771-5299